Exhibit 99.1

ACTUANT COMPLETES VIKING SEATECH DIVESTITURE AND MIRAGE MACHINES ACQUISITION

MILWAUKEE, December 1, 2017-- Actuant Corporation (NYSE:ATU) announced today it has completed the divestiture of the Viking SeaTech ("Viking") business to Acteon Group Limited ("Acteon"), a global subsea services business, and simultaneously acquired Mirage Machines, Ltd. ("Mirage") a provider of industrial and energy maintenance tools, from Acteon. The completion of the transactions follows receipt of all regulatory and other approvals.

Randy Baker, Actuant President and Chief Executive Officer stated, "We are pleased to have completed these two meaningful portfolio management actions which are designed to improve overall shareholder value. We welcome Mirage Machines to the Actuant organization and look forward to future success in broadening our tool offerings while providing additional rental and service opportunities to the industrial and energy MRO markets globally."

Total consideration for the previously announced transactions included proceeds of approximately $12 million for Viking and payment of approximately $16 million for Mirage, subject to final working capital adjustments. In addition, the Company will record final impairment and divestiture charges in its fiscal 2018 second quarter financial results of approximately $15-20 million.

About Actuant
Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

Safe Harbor
Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.